FOR IMMEDIATE RELEASE

   LIFEPOINT RELEASES
FINANCIAL RESULTS FOR THE
   FIRST QUARTER ENDED JUNE 30, 2003

ONTARIO, California - August 20, 2003- LifePoint, Inc. (AMEX: LFP), a leader in non-invasive drug diagnostic technologies and solutions, today announced results of operations for the first quarter ended June 30, 2003. Net loss for the first quarter ended June 30, 2003 was $2.0 million, or $0.05 per share, compared to a net loss of $3.2 million, or $0.09 per share, for the quarter ended June 30, 2002.

"In early July, LifePoint completed the first $2.2 million traunche of a $13 million financing, consisting of $8.8 million in equity and $4.2 million in debt conversion to equity," stated Linda H. Masterson, CEO
& President of LifePoint. "When the second closing of the financing is completed, we will have significantly improved and strengthened our balance sheet. Not only will we have more cash, but we will have also substantially reduced our unsecured payables through an unsecured creditor settlement program and eliminated all of our secured debt through a conversion into equity. This will allow LifePoint to be in a position to achieve its three major objectives: 1) to hire the experienced personnel that have the prerequisite skills to move LifePoint to the next stage of its life; 2) to successfully re-launch the IMPACT(r) Test System with an enhanced, updated product that better meets customer needs; and 3) implement a definitive, focused marketing plan to facilitate rapid acceptance of the product."

During the quarter ended June 30, 2003, LifePoint did not make any sales or record cost of sales. LifePoint spent $0.7 million on research and development, $0.1 million on selling expenses and $0.9 million on general and administrative expenses. For the same three-month period in 2002 LifePoint spent $0.3 million on cost of sales, $2.0 million on research and development, $0.6 million on selling expenses and $0.5 million on general and administrative expenses.

LifePoint will host a conference call today, August 20, 2003 at 4:30 PM EDT, (1:30 PM PDT) to discuss the financial results for the first quarter of fiscal 2003 and to provide an update on the IMPACT Test System. To participate, please dial 1-800-299-7098, passcode 11733072, or listen via web cast at www.LifePointInc.com.


   For the Quarter
(Millions except per share amounts)		    Ended June 30,
							 2003 		 2002

Revenues					 $      0.0 	 $      0.0

Costs and expenses:

Cost of Sales				 $      0.0 	 $      0.3
Research and development		 $      0.7 	 $      1.9
Selling expenses				 $      0.1		 $      0.5
General and administrative
	expense				 $      0.9 	 $      0.5

  Total costs and expenses		 $      1.7 	 $      3.2

Loss from operations			 $     (1.7)	 $     (3.2)
Other income (expense):

Interest income (expense) net		 $     (0.3) 	 $      0.0


Net loss					 $     (2.0)	 $    (3.2)


  Weighted average common
	shares outstanding		       37.2 	       35.3
  Net loss per common
	share					 $    (0.05)	 $    (0.09)


Cash at June 30				 $      0.1 	 $      7.4


About LifePoint, Inc

LifePoint, Inc., a leader in non-invasive drug diagnostic technologies and solutions, has developed, manufactures and markets the IMPACT Test System -
 a rapid diagnostic testing, screening and drug monitoring device for use in law enforcement and the workplace, and in the future, ambulances, pharmacies, and home healthcare markets. LifePoint's patented and proprietary technologies for the use of saliva as a non-invasive, blood-comparable test specimen, used in conjunction with the flow immunosensor technology licensed from the United States Navy, have allowed LifePoint to develop a broadly applicable, rapid, on-site diagnostic test system. The first product simultaneously detects drugs of abuse and alcohol. The initial three target markets - law enforcement, industrial workplace and medical emergency room - are estimated to be over $1.6 billion in total opportunity.

This press release contains forward-looking statements regarding future events and the future performance of LifePoint, Inc. that involve risks and uncertainties that could cause actual results to differ materially. Although the Company believes that the expectations reflected in any forward-looking statements made herein are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. The Company undertakes no obligation to update any forward-looking statements made to conform to actual results or to changes to expectations. These risks include, but are not limited to completion of the second close of the financing, potential need for additional financing, FDA 510(k) clearance in medical markets, the need to hire personnel, dependence on third parties for certain marketing efforts, and market acceptance. These risks and others are described in further detail in the Company's reports filed with the Securities and Exchange Commission.

LifePoint(r) and IMPACT(r) are trademarks of LifePoint, Inc.

Contacts:
LifePoint, Inc.
Linda H. Masterson, CEO & President
(909) 418-3000  x400
e-mail: LifePoint@LFPT.com
Web site: www.LifePointInc.com

Investors:
Cameron Associates
Lester Rosenkrantz
(212) 245-8800 x212
e-mail:  lester@cameronassoc.com